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[MASSMUTUAL LETTERHEAD APPEARS HERE]




March 26, 2004

Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA  01111

RE:      Initial Registration Statement No. 333-           filed on Form N-6


Ladies and Gentlemen:

This opinion is furnished in connection with the filing of the Initial Registration Statement No. 333-__________ under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company's ("MassMutual") Survivorship Flexible Premium Adjustable Variable Life Insurance Policies (the "Policies"). Massachusetts Mutual Life Variable Life Separate Account I issues the Policies.

As Counsel for Massachusetts Mutual Life Insurance Company, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

   1 MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

   2 MassMutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

   3 All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Initial Registration Statement to SVUL Guard/SM/.

Very truly yours,

/s/ Michele M. Oneto
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Michele M. Oneto
Counsel
Massachusetts Mutual Life Insurance Company